Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Announces Quarterly Dividend Increase and Authorizes Share

Repurchase Program

Company Increases Quarterly Dividend 30%

Authorizes Share Repurchase Program of $50 million

GRAND RAPIDS, MICHIGAN – May 18, 2011 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today announced that its Board of Directors has declared a 30 percent increase in the quarterly dividend rate, from $0.05 per share to $0.065 per share. The Board also authorized a five year share repurchase program for up to $50 million of the Company’s common stock.

“In recognition of our strong financial position and our confidence in the future of Spartan Stores, the Board has voted to increase the dividend and authorize a share repurchase program,” commented Dennis Eidson, Spartan’s President and Chief Executive Officer. “These actions by our Board of Directors indicate their ongoing desire to increase the value provided to Spartan Stores shareholders. We expect to continue to generate strong cash from operations and our profitability remains at historically high levels. The consistent improvement of these key financial metrics is a strong indicator of our future ability to successfully execute on our long-term business strategy and we remain committed to pursuing prudent growth opportunities through acquisitions or new customer development in our existing markets or adjacent states.”

At the new rate, the indicated dividend on an annual basis is $0.26 per share compared to the previous rate of $0.20 per share. The next quarterly dividend is payable on June 15, 2011 to shareholders of record as of June 1, 2011. Under the share repurchase program, the Company may purchase shares through May 17, 2016.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent grocery stores in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets and VG’s Food and Pharmacy.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “opportunity”, “future”, “indicator”, “outlook”, or “strategy”; that an event or trend “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management

“anticipates”, “believes”, is “confident”, “expects” or “plans” a particular result. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company’s adoption of a dividend policy does not commit the board of directors to declare future dividends. Each future dividend will be considered and declared by the board of directors in its discretion. The authorization of the stock repurchase program is not a guarantee that any shares will be repurchased under the program. The ability of the board of directors to continue to declare dividends, and the ability of the Company to repurchase shares of common stock, will depend on a number of factors, including the Company’s future financial condition and profitability and compliance with the terms of its credit facilities. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.